PITTSBURGH & WEST VIRGINIA RAILROAD
                              FORM 10-Q

PART I.  FINANCIAL INFORMATION

[CAPTION]
STATEMENT OF INCOME


(Dollars  in Thousands Except Per Share Amounts)

                                      Unaudited          Unaudited
                                   3 Months Ended      9 Months Ended
                                    September 30        September 30
                                   1998      1997      1998      1997

INCOME AVAILABLE FOR DISTRIBUTION:
     Cash Rental                   $229      $229      $686      $686
     Interest                         -         -         -         -
                                    229       229       686       686

     Less general and
          administrative expenses    20        21        65        64

               NET INCOME          $209      $208      $621      $622



Per Share:
(1,510,000 average shares outstanding)

     Net Income                    $ .14     $ .14     $ .41     $ .41
     Cash Dividends                  .14       .14       .41       .41
